EXHIBIT 99

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Third Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—November 1, 2007—International Bancshares Corporation (“IBC”) (Nasdaq:IBOC - News) today reported net income for the third quarter of 2007 of $32.7 million or $.47 per share - basic ($.47 per share - diluted) compared to $26.6 million or $.38 per share - basic ($.38 per share - diluted) for the third quarter 2006, which represents an increase of 23.7% in diluted earnings per share and an increase of 22.9% in net income.   Net income for the first nine months of 2007 was $85.9 million, or $1.24 per share - basic ($1.23 per share diluted) compared to $85.2 million, or $1.23 per share - basic ($1.21 per share diluted) for the first nine months of 2006, which represents an increase of 1% in net income and 1% in diluted earnings per share.

Net income for the first nine months of 2007 was negatively impacted by an impairment charge of $13.1 million, after tax, on certain investments.  A significant portion of the impairment charge is a result of the Company’s strategic identification of certain investment securities that were sold in the second quarter of 2007 with the proceeds from the sales used to reduce Federal Home Loan Bank (“FHLB”) borrowings.  Net income for the same period was positively affected by the sale of the securities, which generated gains of $1.5 million, after tax.

Net income for the first nine months of 2006 was negatively impacted by a $8.9 million, net of tax, charge to operations as a result of the loss of a IRS tax lawsuit that was litigated during the third quarter of 2005 and relates to certain leasing transactions previously discussed in Note 17 of the Notes to Consolidated Financial Statements set forth in the Company’s 2006 Annual Report.

“I’m pleased with the Company’s third quarter earnings, as well as the results of the first nine months, despite the impairment charge related to the investment securities.  The Company believes the re-positioning of the balance sheet to a more neutral position in terms of interest rate risk will positively impact the Company’s operations in the long-term.   The third quarter earnings are reflective of IBC’s commitment to superior performance, which has resulted in increasing the dividend payable November 1, 2007.  Additionally, the Company has continued to grow its operations and enhance long term shareholder value through aggressive de novo branch expansions,” said Dennis E. Nixon, President and CEO.

Total assets at September 30, 2007 were $10.6 billion compared to $10.9 billion at December 31, 2006. Total net loans were $5.2 billion at September 30, 2007 and $5.0 billion at December 31, 2006. Total deposits were $7.0 billion at September 30, 2007 and December 31, 2006.

IBC is a $10.6 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 250 facilities and over 390 ATMs serving 94 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.